Exhibit 10.36

Execution Version

PW EAGLE, INC.,

AND

USPOLY COMPANY, LLC

AS CO-BORROWERS

FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated: April 27, 2006

BANK OF AMERICA, N.A.,

Individually and as Agent for any Lender which is

or becomes a Party hereto

i

6.2	Administration of Accounts.	23
6.3	Administration of Inventory	24
6.4	Administration of Equipment.	24
6.5	Payment of Charges	25

SECTION 7.	REPRESENTATIONS AND WARRANTIES	25
7.1	General Representations and Warranties	25
7.2	Continuous Nature of Representations and Warranties	32
7.3	Survival of Representations and Warranties	32

SECTION 8.	COVENANTS AND CONTINUING AGREEMENTS	32
8.1	Affirmative Covenants	32
8.2	Negative Covenants	35
8.3	Specific Financial Covenants	39

SECTION 9.	CONDITIONS PRECEDENT	39
9.1	Documentation	40
9.2	No Default	40
9.3	Other Conditions	40
9.4	No Litigation	40
9.5	Material Adverse Effect	40
9.6	Availability	40
9.7	Closing Fees	40
9.8	Environmental Matters	40

SECTION 10.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	40
10.1	Events of Default	40
10.2	Acceleration of the Obligations	43
10.3	Other Remedies	43
10.4	Set Off and Sharing of Payments	44
10.5	Remedies Cumulative; No Waiver	45

SECTION 11.	AGENT	46
11.1	Authorization and Action	46
11.2	Agent’s Reliance, Etc	46
11.3	Bank of America and Affiliates	47
11.4	Lender Credit Decision	47
11.5	Indemnification	47
11.6	Rights and Remedies to be Exercised by Agent Only	48
11.7	Agency Provisions Relating to Collateral	48
11.8	Agent’s Right to Purchase Commitments	49
11.9	Right of Sale, Assignment, Participations	49
11.10	Amendment	51
11.11	Resignation of Agent; Appointment of Successor	51
11.12	Audit and Examination Reports; Disclaimer by Lenders	52

SECTION 12.	MISCELLANEOUS	52

ii

12.1	Power of Attorney	52
12.2	Indemnity	53
12.3	Sale of Interest	54
12.4	Severability	54
12.5	Successors and Assigns	54
12.6	Cumulative Effect; Conflict of Terms	54
12.7	Execution in Counterparts	54
12.8	Notice	54
12.9	Consent	55
12.10	Credit Inquiries	56
12.11	Time of Essence	56
12.12	Entire Agreement	56
12.13	Interpretation	56
12.14	Confidentiality	56
12.15	GOVERNING LAW; CONSENT TO FORUM	56
12.16	WAIVERS BY CO-BORROWERS	57
12.17	Advertisement	58
12.18	No Novation	58
12.19	Joint and Several Liability and Reimbursement	58
12.20	Defaulting Lender.	59

iii

FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of this 27th day of April, 2006, by and among BANK OF AMERICA, N.A., a national banking association (“Bank of America”), with an office at One South Wacker Drive, Suite 3400, Chicago, Illinois 60606, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Bank of America, is referred to hereinafter individually as a “Lender” and collectively as “Lenders”), LENDERS, PW EAGLE, INC., a Minnesota corporation with its chief executive office and principal place of business at 1550 Valley River Drive, Eugene, Oregon 97401 (“Borrower”) and USPOLY COMPANY, LLC, a Minnesota limited liability company with its chief executive office and principal place of business at 7901 North Kickapoo Street, Shawnee, Oklahoma 74804 (“USPoly”). Borrower and USPoly are sometimes hereinafter referred to collectively as “Co-Borrowers” and individually as “Co-Borrower”. Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

RECITALS

A. Borrower, Agent’s predecessor-in-interest, Fleet Capital Corporation, and certain Lenders, entered into a certain Fourth Amended and Restated Loan and Security Agreement dated as of October 25, 2004 (said Fourth Amended and Restated Loan and Security Agreement, as amended from time to time, is hereinafter referred to as the “Original Loan Agreement”);

B. Co-Borrowers, Agent and Lenders wish to amend and restate the Original Loan Agreement pursuant to the terms hereof; and

C. Accordingly, in consideration of the mutual agreements contained herein, and subject to the terms and conditions hereof, the parties hereto agree as follows:

SECTION 1. CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders, severally and not jointly, agree to make a Total Credit Facility available upon Co-Borrowers’ request therefor, as follows:

1.1 Loans.

1.1.1 Revolving Credit Loans. Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Co-Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower, on its own behalf and on behalf of each other Co-Borrower, in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender’s Revolving Loan Commitment minus the product of such Lender’s Revolving Loan Percentage and the LC Amount minus the product of such Lender’s Revolving Loan Percentage and reserves, if any and (ii) the product of such Lender’s Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the LC Amount minus reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate in its sole judgment, or as it may from time to time be directed to do so by Majority Lenders, against the amount of Revolving Credit Loans which Borrower may otherwise request under this subsection 1.1.1, including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Co-Borrowers’ business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of Co-Borrowers’ Inventory; (iv) slow moving Inventory; (v) other sums chargeable against Co-Borrowers’ Loan Account as Revolving Credit Loans under any section of this Agreement; (vi) amounts owing by any Co-Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of a Co-Borrower (other than Permitted Liens); (vii) amounts owing by Co-Borrowers in connection with Product Obligations; and (viii) such other specific events, conditions or contingencies as to which Agent, in its sole judgment or at the direction of Majority Lenders, determines reserves should be established from time to time hereunder. The Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Notes and shall be secured by all of the Collateral.

1.1.2 Overadvances. Insofar as Borrower may request, on its own behalf and on behalf of each other Co-Borrower and Agent or Majority Lenders (as provided below), may be willing in their sole and absolute discretion to make Revolving Credit Loans to Co-Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the sum of the LC Amount plus the amount of LC Obligations that have not been reimbursed by Co-Borrowers or funded with a Revolving Credit Loan, plus reserves, exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (and such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of One Million Dollars ($1,000,000) or less may, unless a Default or Event of Default (other than an Event of Default resulting from the applicable Overadvance) has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than One Million Dollars ($1,000,000) but less than Three Million Dollars ($3,000,000) may, unless a Default or an Event of Default (other than an Event of Default resulting from the Overadvance) has occurred and is continuing, be made in the sole and absolute discretion of the Majority Lenders. Overadvances in an aggregate amount of Three Million Dollars ($3,000,000) or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than ninety (90) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender’s share of the Revolving Credit Loans to exceed such Lender’s Revolving Loan Commitment minus such Lender’s Revolving Loan Percentage of the LC Amount.

1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) Co-Borrowers’ general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws and (ii) other purposes permitted under this Agreement.

1.1.4 Swingline Loans.

(a) In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default exists, Agent shall be permitted (but not required) to make Revolving Credit Loans to Co-Borrowers upon request by Borrower, on its own behalf and on behalf of each other Co-Borrower (such Revolving Credit Loans to be designated as “Swingline Loans”), provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed Five Million Dollars ($5,000,000); (ii) when added to the principal amount of Agent’s other Revolving Credit Loans then outstanding plus Agent’s Revolving Loan Percentage of the LC Amount, exceed Agent’s Revolving Credit Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount, exceed the Borrowing Base. Within the foregoing limits, Co-Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that (a) all Swingline Loans shall be included within the Base Rate Revolving Portion and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, not more than 2 Business Days after (1) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or LC Guaranty or (2) in any other circumstance, demand is made by Agent during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender’s Revolving Loan Percentage thereof (and to the extent such Swingline Loan has not been refinanced with Revolving Loans pursuant to subsection 1.1.4(b)), by paying to Agent, in same day funds, an amount equal to such Lender’s Revolving Loan Percentage of such Swingline Loan.

(b) As frequently as determined by Agent, but not less frequently than one day per each week (which day shall be a Business Day), Agent shall notify each Lender of the aggregate amount of Swingline Loans outstanding as of the end of the previous day and the amount of Revolving Loans required to be made by each Lender to refinance such outstanding Swingline Loans (which shall be in the amount of each Lender’s Revolving Loan Percentage of such outstanding Swingline Loans). Upon its receipt of a request from Agent under the first sentence of this subsection 1.1.4(b), each Lender (including Bank of America) shall make a Revolving Loan (which shall not be made as a Swingline Loan) in an amount equal to its Revolving Loan Percentage of the aggregate principal amount of Swingline Loans to be refinanced, and make the proceeds of such Revolving Loans available to Agent, in immediately available funds, at the main office of Agent not later than 12:00 noon (Chicago time) on the date such notice was received. Notwithstanding anything to the contrary, a Lender shall not be obligated to make any Revolving Loan or purchase any participation in any Swingline Loan under this Section unless (A) Agent believed in good faith that all conditions to making the subject Revolving Loan were satisfied at the time the related Swingline Loan was made, or (B) such Lender has actual knowledge, by receipt of the statements furnished to it pursuant to Section 8.1.3 or otherwise, that any such condition had not been satisfied and failed to notify Agent in a writing received by Agent prior to the time it made such Swingline Loan that Agent was not authorized to make a Swingline Loan until such condition has been satisfied. The proceeds of Revolving Loans made pursuant to the preceding sentence shall be delivered to Agent (and not to any Co-Borrower) and applied to the outstanding Swingline Loans.

1.1.5 Agent Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed Two Million Dollars ($2,000,000), if Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to Co-Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 2.8 and 2.9 that have not been reimbursed by Co-Borrowers or Lenders (hereinafter, “Agent Loans”); provided, that in no event shall (a) the principal amount of Agent Loans cause the Revolving Credit Loans to exceed the aggregate Revolving Loan Commitments and (b) Majority Lenders may at any time revoke Agent’s authorization to make Agent Loans. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan in the manner provided in subsection 3.1.3 hereof. If Agent Loans are made pursuant to the preceding sentence, then (a) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

1.2 Letters of Credit; LC Guaranties. Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower, on its own behalf and on behalf of each other Co-Borrower, (i) to issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by Borrower, on its behalf and on behalf of each other Co-Borrower, Letters of Credit for the account of Co-Borrowers or (ii) execute LC Guaranties by which Agent, Bank or another Affiliate of Agent, on the date requested by Borrower, on its behalf and on behalf of each other Co-Borrower, shall guaranty the payment or performance by Co-Borrowers of their reimbursement obligations with respect to Letters of Credit provided that the LC Amount shall not exceed Ten Million Dollars ($10,000,000) at any time. No Letter of Credit or LC Guaranty may have an expiration date after the last day of the Term. Each Letter of Credit shall be payable on sight draft only. Notwithstanding anything to the contrary contained herein, Co-Borrowers, Agent and Lenders hereby agree that all LC Obligations and all obligations of Co-

Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Portions, which Co-Borrowers hereby acknowledge are requested and Lenders hereby agree to fund. In the event that any Lender does not promptly make its portion of such Revolving Credit Loans, for any reason, to satisfy its ratable portion of all then existing LC Obligations, such Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied In such Lender’s Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Portions. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to the relevant LC Obligations multiplied by such Lender’s Revolving Loan Percentage.

SECTION 2. INTEREST, FEES AND CHARGES

2.1 Interest.

2.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower, on its own behalf and on behalf of each other Co-Borrower, exercises its LIBOR Option as provided in Section 3.1, interest shall accrue on the principal amount of the LIBOR Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period.

2.1.2 Default Rate of Interest. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the “Default Rate”).

2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto (the “Maximum Rate”). If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. Fee Letter. Co-Borrower shall pay to Agent certain fees and other amounts in accordance with the terms of the fee letter between Co-Borrower and Agent (the “Fee Letter”).

2.3 Letter of Credit Fees and LC Guaranty Fees. Co-Borrowers shall pay to Agent: for standby Letters of Credit and LC Guaranties of standby Letters of Credit, for the ratable benefit of Lenders a per annum fee, payable monthly in arrears, equal to the Applicable Margin then in effect of the daily average aggregate undrawn available amount of such Letters of Credit and LC Guaranties of such standby Letters of Credit outstanding during the applicable month, plus all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty of such standby Letters of Credit or as advised by Agent or Bank. Such amounts shall be due and payable monthly in arrears on the first Business Day of each month following the issuance of such standby Letter of Credit or LC Guaranty of such standby Letter of Credit or as advised by Agent or Bank and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; for documentary Letters of Credit and LC Guaranties of documentary Letters of Credit, for the ratable benefit of Lenders, a per annum fee, payable monthly in arrears, equal to the Applicable Margin then in effect of the undrawn available amount of each such documentary Letter of Credit or LC Guaranties of such documentary Letters of Credit outstanding during the applicable month plus all normal and customary charges associated with the issuance, processing and administration of each such documentary Letter of Credit or LC Guaranty of such documentary Letters of Credit (which fees and charges shall be fully earned upon issuance, renewal or extension (as the case may be) of each such documentary Letter of Credit or LC Guaranty of such documentary Letters of Credit or as otherwise advised by Agent or Bank. Such amounts shall be due and payable monthly in arrears on the first Business Day of each month following the issuance of such documentary Letter of Credit or LC Guaranty of such documentary Letter of Credit or as otherwise advised by Agent or Bank, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and, with respect to all Letters of Credit and LC Guaranties, for the account of Agent only, a per annum fronting fee equal to 0.125% of the aggregate average daily undrawn available amount of such Letters of Credit or LC Guaranties outstanding during the applicable month, which fronting fees shall be payable monthly in arrears on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

2.4 Unused Line Fee. Co-Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to the Applicable Margin per annum multiplied by the average daily amount by which the Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans plus (ii) the LC Amount; provided, that for purposes of allocating the Unused Line Fee among Lenders, outstanding Swingline Loans shall not be included as part of the outstanding balance of the Loans for purposes of calculating such fees owed to Lenders other than Agent. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter. Prepayment Fee. At the effective date of termination of this Agreement for any reason other than a Change in Control, Co-Borrowers shall pay to Agent, for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this

Agreement and any of the other Loan Documents) and any amounts owing pursuant to subsection 3.2.5, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to one-half of one percent ( 1/2%) of the Total Credit Facility if termination occurs during the period from the Closing Date to October 26, 2007, one-quarter of one percent ( 1/4%) of the Total Credit Facility if termination occurs during the period from October 27, 2007 through October 26, 2008 or one-eighth of one percent (0.125%) if termination occurs after October 26, 2008 but prior to April 26, 2011. If termination occurs on April 26, 2011, no termination charge shall be payable

2.5 Audit Fees. Co-Borrowers shall pay to Agent audit fees in accordance with Agent’s current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrower and its Subsidiaries and such other matters as Agent shall deem appropriate in its sole judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Such audit fees and out-of-pocket expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Co-Borrowers. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Co-Borrowers and charging Co-Borrowers’ Loan Account therefor. The foregoing notwithstanding, Co-Borrowers shall not be required to reimburse Agent for the costs of more than one (1) audit within any calendar year unless an Event of Default has occurred and is continuing. Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Co-Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Co-Borrowers’, any of their Subsidiaries’ or any Guarantor’s affairs; (2) any attempt to enforce any rights of Agent or any Lender against any Co-Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to Co-Borrowers; provided that Co-Borrowers shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Co-Borrowers under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Portions from time to time. Co-Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 2.9 and 2.10 hereof. The foregoing notwithstanding, Co-Borrowers shall not be required to reimburse Agent or any Lender for any costs or expenses incurred in any action where there is entered a final non-appealable court order pursuant to which Agent or Lenders are not the prevailing party (as determined by said order).

2.6 Bank Charges. Co-Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Co-Borrower or any other Person on behalf of any Co-Borrower, by Agent or any Lender, of proceeds of Loans made to Co-Borrowers pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

2.7 Collateral Protection Expenses; Appraisals. All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Co-Borrowers. If Co-Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Co-Borrowers therefor. Additionally, from time to time, Agent may, at Co-Borrowers’ expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value of all or any portion of the real estate or personal Property of Borrower or any of its Subsidiaries, including without limitation the Inventory of Borrower and its Subsidiaries; provided that unless an Event of Default has occurred and is continuing, Agent shall not be permitted to obtain at Co-Borrowers’ expense more than one such appraisal per calendar year with respect to Borrower’s and its Subsidiaries’ Inventory or more than one such appraisal per calendar year with respect to Borrower’s and its Subsidiaries’ Equipment and real Property.

2.8 Payment of Charges. All amounts chargeable to Co-Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Portions from time to time.

2.9 No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Agent’s or such Lender’s applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income and franchise taxes, herein “Tax Liabilities”). If Co-Borrowers shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

2.10 Increase of Aggregate Revolving Loan Commitments.

(i) At any time, Borrower may request (in consultation with Agent) that the aggregate Revolving Loan Commitments be increased by an aggregate amount of up to $25,000,000 without the prior written consent of the Majority Lenders, provided that the aggregate Revolving Loan Commitments shall at no time exceed $125,000,000. Such request shall be made in a written notice given to Agent and Lenders by Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the aggregate Revolving Loan Commitments and the proposed effective date of such increase. No Lender shall have any obligation to increase its Revolving Loan Commitment pursuant to a Commitment Increase Notice.

(ii) Not later than three (3) Business Days prior to the proposed effective date, Borrower may notify Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be subject to the consent of Agent (which consent shall not be unreasonably withheld). Agent shall notify Borrower and Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lender’s Revolving Loan Commitment (the “Effective Commitment Amount”) and the amount of the aggregate Revolving Loan Commitments, which amount shall be effective on the following Business Day.

(iii) Any increase in the aggregate Revolving Loan Commitments shall be subject to the following conditions: (a) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the aggregate Revolving Loan Commitments, all representations and warranties set forth in Section 7 hereof shall be true and correct as though made on such date (unless any such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) and no Default or Event of Default shall have occurred and then be continuing, (b) Borrower, Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Revolving Loan Commitment” in support of such increase in the aggregate Revolving Loan Commitments shall have executed and delivered a Commitment Agreement and Acceptance in a form reasonably acceptable to Agent and (c) Borrower and any Proposed New Lender shall otherwise have executed and delivered such other instruments, documents and agreements as Agent shall have reasonably requested in connection with such increase. Upon satisfaction of the conditions precedent to any increase in the aggregate Revolving Loan Commitments, Agent shall promptly advise Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the aggregate Revolving Loan Commitments that is provided by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder at any time.

(iv) Upon the execution and delivery of such Commitment Agreement and Acceptance, Agent shall reallocate any outstanding Loans and LC Amounts ratably among Lenders after giving effect to each such increase in the aggregate Revolving Loan Commitments; provided that Co-Borrowers hereby agree to compensate each Lender for all losses, expenses and liabilities incurred by such Lender in connection with the sale and assignment of any LIBOR Portions on the terms and in the manner set forth in subsection 3.2.5.

SECTION 3. LOAN ADMINISTRATION

3.1 Manner of Borrowing Revolving Credit Loans/LIBOR Option, Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

3.1.1 Loan Requests; Revolving Credit Loans. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Borrower, on its own behalf and on behalf of each other Co-Borrower, may give Agent notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing of a Revolving Credit Loan and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (Chicago, Illinois time) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Revolving Portion) provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (b) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

3.1.2 Disbursement. Co-Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 3.1.1(a) as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(b) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrower, Co-Borrowers agree to repay the excess to Agent immediately upon the earlier to occur of (a) a Co-Borrower’s discovery of the error and (b) notice thereof to Co-Borrowers from Agent or any Lender.

3.1.3 Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile of the receipt by Agent from Borrower of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit

Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 12:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Agent the amount of that Lender’s Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender; provided that Agent shall not make any Revolving Loan on behalf of a Lender if Agent has received prior written notice from such Lender that such Lender will not make such Revolving Loan. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender’s behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

3.1.4 Authorization. Co-Borrowers hereby irrevocably authorize Agent, in Agent’s sole discretion, to advance to Co-Borrowers, and to charge to Co-Borrowers’ Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Portion), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time owed by Co-Borrowers to Agent or any Lender hereunder on the due date therefore.

3.1.5 Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower, on its own behalf and on behalf of each other Co-Borrower, may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. (Chicago, Illinois time), one Business Day before the proposed issuance date thereof, in which notice Borrower shall specify the proposed issuance date and format and wording for the Letter of Credit being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit); provided, that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions.

3.1.6 Method of Making Requests. As an accommodation to Co-Borrowers, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit or LC Guaranties to them, and (iii) Agent may, in Agent’s discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from any Co-

Borrower, neither Agent nor Bank shall have any liability to Co-Borrowers for any loss or damage suffered by Co-Borrowers as a result of Agent’s or Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by a Co-Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower to Agent and Bank, if applicable.

3.1.7 LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, in the event Borrower desires to obtain a LIBOR Portion, Borrower on its own behalf and on behalf of each other Co-Borrower, shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on Co-Borrowers. In no event shall Co-Borrowers be permitted to have outstanding at any one time LIBOR Portions with more than four (4) different Interest Periods.

3.1.8 Conversion of Base Rate Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, Borrower, on its own behalf and on behalf of each other Co-Borrower, may, on any Business Day, convert any Base Rate Portion into a LIBOR Portion. If Borrower desires to convert a Base Rate Portion, Borrower shall give Agent a LIBOR Request no later then 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Portions to LIBOR Portions, Co-Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than four (4) different Interest Periods.

3.1.9 Continuation of LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, Borrower, on its own behalf and on behalf of each other Co-Borrower, may, on any Business Day, continue any LIBOR Portions into a subsequent Interest Period of the same or a different permitted duration. If Borrower desires to continue a LIBOR Portion, Borrower shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested continuation date. After giving effect to any continuation of LIBOR Portions, Co-Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than four (4) different Interest Periods. If Borrower shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.

3.1.10 Inability to Make LIBOR Portions. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.10, the term “Lender” shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR Portions, or if with respect to any Interest Period, Agent is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent or any Lender, impracticable to fund therein any of the LIBOR Portions, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender, the obligation of Agent and Lenders to make or continue LIBOR Portions or convert Base Rate Portions to LIBOR Portions hereunder shall forthwith be suspended during the pendency of such circumstances and Borrower shall, if any affected LIBOR Portions are then outstanding, promptly upon request from Agent, convert such affected LIBOR Portions into Base Rate Portions.

3.2 Payments. The Obligations shall be payable as follows:

3.2.1 Principal. Principal on account of Revolving Credit Loans shall be payable by Co-Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or any Co-Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to subsections 3.3.1 and 6.2.4, to the extent of said proceeds, subject to Co-Borrowers’ rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Co-Borrowers shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Co-Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Portions and then to LIBOR Revolving Portions.

3.2.2 Interest.

(i) Base Rate Portion. Interest accrued on the Base Rate Portion shall be due and payable on each of the following dates (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

(ii) LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on each of the following dates (1) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (2) termination of this Agreement pursuant to Section 4 hereof

3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Co-Borrowers, as and when provided in Section 2 or Section 3 hereof, as applicable to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.

3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Co-Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

3.2.5 Prepayment of/Failure to Borrow LIBOR Portions. Co-Borrowers may prepay a LIBOR Portion only upon three (3) Business Days’ prior written notice to Agent (which notice shall be irrevocable). In the event of (i) the payment of any principal of any LIBOR Portion other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Portion other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Portion on the date specified in any notice delivered pursuant hereto, then, in any such event, Co-Borrowers shall compensate Lenders ratably for the loss, cost and expense attributable to such event, as determined by Agent in a manner consistent with its customs and practices.

3.3 Mandatory and Optional Prepayments.

3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsections 6.4.2 and 8.2.9, if Borrower or any of its Subsidiaries sells any of the Collateral or if any of the Collateral is lost, damaged or destroyed or taken by condemnation, Co-Borrowers shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by Borrower or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the cash proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by Borrower or such Subsidiary from such sale, damage, loss, destruction or condemnation. The applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans. Subject to the provisions of the following sentence, the Fixed Asset Maximum Amount shall be reduced by the Net Appraised Orderly Liquidation Value of the particular item of Co-Borrowers’ Equipment or the Net Appraised Fair Market Value of the particular piece of Co-Borrowers’ real Property so sold, lost, destroyed or condemned, whether any such sale is permitted by the provisions of this subsection 3.3.1, subsection 6.4.2 or subsection 8.2.9. Notwithstanding the foregoing, if the proceeds of insurance (net of costs and taxes incurred) with respect to any loss, damage or destruction of Equipment or real Property (i) are less than $750,000, unless an Event of Default is then in existence, Agent shall remit such proceeds to Co-Borrowers for use in replacing or repairing the damaged Collateral or (ii) are equal to or greater than $750,000 and Borrower, on its own behalf and on behalf of each other Co-Borrower, has requested that Agent agree to permit Borrower or the applicable Subsidiary to repair or replace the damaged Collateral, then such amounts shall be provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans (and the Fixed Asset Maximum Amount shall not be so reduced) and, unless an Event of Default has occurred and is continuing, thereafter remitted to Co-Borrowers for use in replacing or repairing the damaged Collateral. If, however, Borrower or the applicable Subsidiary does not effect such repair or replacement within 180 days from the date of such request, the Fixed Asset Maximum Amount shall be reduced as provided above.

3.3.2 Proceeds from Issuance of Additional Indebtedness or Equity. If, at any time when an Event of Default has occurred and is continuing, any Co-Borrower issues any additional Indebtedness (other than Indebtedness permitted by Section 8.2.3) or issues any additional equity in a manner permitted under this Agreement, Co-Borrowers shall pay to Agent for the ratable benefit of Lenders, when and as received by Borrower and as a mandatory prepayment of the Obligations, a sum equal to one hundred percent (100%) of the net cash proceeds to Borrower of the issuance of such Indebtedness or equity, which payment shall be due on receipt of such proceeds. Any such prepayment shall be applied to the Loans in the manner specified in the last sentence of subsection 3.2.1 until payment thereof in full.

3.3.3 LIBOR Portions. If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Portion prior to the last day of the Interest Period for such LIBOR Portion, the amount of such prepayment shall not be applied to such LIBOR Portion, but will, at Borrower’s option, be held by Agent in a non-interest bearing account at a Lender or another bank satisfactory to Agent in its discretion, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.

3.4 Application of Payments and Collections.

3.4.1 Collections. All items of payment received by Agent by 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Co-Borrower, but shall be disbursed to Co-Borrowers or otherwise at Borrower’s direction in the manner set forth in subsection 3.1.2, upon Borrower’s request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

3.4.2 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned and distributed by Agent ratably among Lenders (according to their respective Revolving Loan Percentages). All payments shall be remitted to Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts, or, except as provided in subsection 3.3.1, other Collateral received by Agent after the occurrence and during the continuation of an Event of Default, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to Agent or Lenders from Borrower; second, to pay interest due from Borrower in respect of all Loans, including Swingline Loans and Agent Loans; third to pay or prepay principal of Swingline Loans and Agent Loans; fourth to pay or prepay principal of the Revolving Credit Loans (other than Swingline Loans and Agent Loans) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to

Agent equal to all outstanding Letter of Credit Obligations to be held as cash Collateral for such Obligations; sixth to the payment of any other Obligation (other than amounts related to Product Obligations) due to Agent or any Lender by Co-Borrowers; and seventh, to pay any fees, indemnities or expense reimbursements related to Product Obligations.

3.5 All Loans to Constitute One Obligation. The Loans and LC Guarantees shall constitute one general Obligation of Co-Borrowers, and shall be secured by Agent’s Lien upon all of the Collateral.

3.6 Loan Account. Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Co-Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Co-Borrowers.

3.7 Statements of Account. Agent will account to Co-Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Co-Borrowers absent demonstrable error unless Agent is notified by Borrower in writing to the contrary within 30 days of the date each accounting is received by Co-Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

3.8 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

(i) (1) subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

(ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii) impose on such Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender’s capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Co-Borrowers shall pay such Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of the applicable Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Co-Borrowers, which certification shall include a written explanation of such additional cost or reduction to Co-Borrowers. Such certification shall be conclusive absent demonstrable error. If a Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

3.9 Basis for Determining Interest Rate Inadequate. In the event that Agent or any Lender shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; then

Agent or such Lender shall give Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Portion shall be made as a Base Rate Portion, unless Borrower shall notify Agent no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Portion, and (ii) any Base Rate Portion which was to have been converted to an affected type of

LIBOR Portion shall be continued as or converted into a Base Rate Portion, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Portion.

3.10 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Co-Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Co-Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent.

SECTION 4. TERM AND TERMINATION

4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Co-Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period through and including April 26, 2011 (the “Term”), unless terminated as provided in Section 4.2 hereof.

4.2 Termination.

4.2.1 Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

4.2.2 Termination by Borrower. Upon at least 90 days prior written notice to Agent and Lenders, Borrower may, at its option, on its own behalf and on behalf of each other Co-Borrower, terminate this Agreement; provided, however no such termination shall be effective until Co-Borrowers have paid or collateralized to Agent’s satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent’s satisfaction and Co-Borrowers have complied with Section 2.6 and subsection 3.2.5. Any notice of termination given by Borrower shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

4.2.3 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All Obligations, undertakings, agreements, covenants, warranties and representations of Co-Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in MI, in immediately available funds, including, without limitation, all Obligations under Section 2.6 and subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from any Co-Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Co-Borrowers and by any Person whose loans or other advances to Co-Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

SECTION 5. SECURITY INTERESTS

5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Co-Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon all of such Co-Borrower’s assets, including all of the following Property and interests in Property of such Co-Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i) Accounts;

(ii) Certificated Securities;

(iii) Chattel Paper;

(iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v) Contract Rights;

(vi) Deposit Accounts;

(vii) Documents;

(viii) Equipment;

(ix) Financial Assets;

(x) Fixtures;

(xi) General Intangibles, including Payment Intangibles and Software;

(xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xiii) Instruments;

(xiv) Intellectual Property;

(xv) Inventory;

(xvi) Investment Property;

(xvii) money (of every jurisdiction whatsoever);

(xviii) Letter-of-Credit Rights;

(xix) Payment Intangibles;

(xx) Security Entitlements;

(xxi) Software;

(xxii) Supporting Obligations;

(xxiii) Uncertificated Securities; and

(xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

5.2 Other Collateral.

5.2.1 Commercial Tort Claims. Co-Borrowers shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Borrower represents and warrants that as of the date of this Agreement, to its knowledge, neither it nor any of its Subsidiaries possess any Commercial Tort Claims.

5.2.2 Other Collateral. Co-Borrowers shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

Lien Perfection; Further Assurances. Co-Borrowers shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent’s Lien upon the Collateral. Unless prohibited by applicable law, each Co-Borrower hereby authorizes Agent to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Co-Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Co-Borrower’s behalf. Each Co-Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent’s request, each Co-Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents.

5.3 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of each Co-Borrower described therein. If any Co-Borrower shall acquire at any time or times hereafter any fee simple interest in other real Property (other than leasehold interests in sales offices or warehouses), such Co-Borrower agrees promptly to execute and deliver to Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real Property. The Mortgages and each New Mortgage shall be duly recorded (at Co-Borrowers’ expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to any Mortgage or any New Mortgage, Co-Borrowers shall deliver to Agent, at Co-Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid Lien in favor of Agent for the benefit of itself and each Lender on the Property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Agent and its counsel. Co-Borrowers shall also deliver to Agent such other usual and customary documents, including, without limitation, ALTA Surveys of the real Property, environmental surveys and, if requested by Agent, local counsel opinions described in the Mortgages or any New Mortgage, as Agent and its counsel may reasonably request relating to the real Property subject to the Mortgages or the New Mortgages. The foregoing notwithstanding, Agent and Lenders acknowledge and agree that USPoly shall not be required to grant Agent a Mortgage on USPoly’s facility at Shawnee, Oklahoma unless requested to do so by Agent after the occurrence and during the continuance of an Event of Default.

SECTION 6. COLLATERAL ADMINISTRATION

6.1 General.

6.1.1 Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrower providing prior written notice to Agent of any new location.

6.1.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrower and each of its Subsidiaries, covering casualty, hazard, public liability, workers’ compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender’s loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days’ prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days’ prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of Borrower and its Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.

Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Co-Borrowers’ expense to protect Agent’s interests in the Properties of Borrower and its Subsidiaries. This insurance may, but need not, protect the interests of Borrower and its Subsidiaries. The coverage that Agent purchases may not pay any claim that Borrower or any Subsidiary makes or any claim that is made against Borrower or any such Subsidiary in connection with said Property. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower and its Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Co-Borrowers will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrower and its Subsidiaries may be able to obtain on their own.

6.1.3 Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same in each case shall be at Co-Borrowers’ sole risk.

6.2 Administration of Accounts.

6.2.1 Records, Schedules and Assignments of Accounts. Co-Borrowers shall keep accurate and complete records of its and their Subsidiaries’ Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form acceptable to Agent. Within 15 days after the end of each month, or more frequently as requested by Agent, from and after the date hereof, Borrower shall deliver to Agent a detailed aged trial balance of all of its and its Subsidiaries’ Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and upon Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall request. If requested by Agent, Borrower and each other Co-Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

6.2.2 Discounts, Allowances, Disputes. If any Co-Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Co-Borrowers shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts.

6.2.3 Account Verification. Any of Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Co-Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrower and its Subsidiaries shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

6.2.4 Maintenance of Dominion Account. As of the Closing Date, with respect to Borrower and as of the date which is sixty (60) days after the Closing Date, with respect to USPoly, each Co-Borrower shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with banks as may be selected by Co-Borrowers and be acceptable to Agent. The applicable Co-Borrower shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations as provided in subsection 3.2.1. All funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Co-Borrowers shall obtain the agreement by such banks in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

6.2.5 Collection of Accounts, Proceeds of Collateral. Each Co-Borrower agrees that all invoices rendered and other requests made by Co-Borrowers for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 6.2.4. To expedite collection, Co-Borrowers shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Co-Borrowers on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent’s property, for its benefit and the benefit of Lenders, by Co-Borrowers as trustee of an express trust for Agent’s benefit and Co-Borrowers shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that Co-Borrowers’ Accounts have been assigned to Agent and to collect Co-Borrowers’ Accounts directly in its own name, or in the name of Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to Co-Borrowers.

6.2.6 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of a Co-Borrower and to charge Co-Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Co-Borrowers maintain reasonable reserves on their books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Co-Borrower.

6.3 Administration of Inventory. Borrower shall keep records of its and its Subsidiaries’ Inventory which records shall be complete and accurate and complete in all material respects. Borrower shall furnish to Agent Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4 or more frequently as requested by Agent, which reports will be in such other format and detail as Agent shall request and shall include a current list of all locations of Borrower’s Inventory. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

6.4 Administration of Equipment.

6.4.1 Records and Schedules of Equipment. Borrower shall keep records of its and its Subsidiaries’ Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its and its

Subsidiaries’ Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and Borrower shall, and shall cause each of its Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent. Promptly after the request therefor by Agent, Co-Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of its and its Subsidiaries’ Equipment.

6.4.2 Dispositions of Equipment. Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of or transfer any of its respective Equipment or other fixed assets or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists and is continuing, to (i) dispositions of Equipment and other fixed assets which, in the aggregate during any consecutive twelve-month period, have a fair market value or a book value, whichever is less, of $750,000 or less, provided that all proceeds thereof are remitted to Agent for application to the Loans as provided in subsection 3.3.1, or (ii) replacements of Equipment or other fixed assets that are substantially worn, damaged or obsolete with Equipment or other fixed assets of like kind, function and value, provided that the replacement Equipment or other fixed assets shall be acquired within 90 days after any disposition of the Equipment or other fixed assets that are to be replaced and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens.

6.5 Payment of Charges. All amounts chargeable to Co-Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Portions from time to time.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1 General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Co-Borrowers warrant, represent and covenant to Agent and each Lender that:

7.1.1 Qualification. Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

7.1.2 Power and Authority. Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the shareholders of Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of Borrower; (ii) contravene Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms.

7.1.4 Capital Structure. Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by Borrower, (ii) the name of Borrower’s and each of its Subsidiaries’ corporate or joint venture relationships and the nature of the relationship, (iii) the numbers and nature of all outstanding Securities of Borrower and the holder of Securities of each Subsidiary of Borrower and (iv) the number of authorized, issued and treasury Securities of Borrower and each Subsidiary of Borrower. Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any powers of attorney relating to any Securities, or Obligations convertible into Securities of Borrower or any of its Subsidiaries, which in each case, have been granted by Borrowers or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of Borrower’s or any of its Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of its Securities to which Borrower or any of its Subsidiaries are a party. Exhibit 7.1.4 shall be deemed to be updated as permitted by Section 7.2 by each of Borrower’s Public Filings made after the date hereof, so long as Borrower has delivered a copy of such Public Filing to Agent.

7.1.5 Names; Organization. Neither Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, neither Borrower nor any of its Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Each of Borrower’s and each of its Subsidiaries’ state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5. The exact legal name of Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5.

7.1.6 Business Locations; Agent for Process. Each of Borrower’s and each of its Subsidiary’s chief executive office, location of books and records and other places of business are as listed on Exhibit 6.1.1 hereto, as updated from time to time by Borrower in accordance with the provisions of subsection 6.1.1. During the preceding one-year period, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit 6.1.1. All tangible Collateral is and will at all times be kept by Borrower and its Subsidiaries in accordance with subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

7.1.7 Title to Properties; Priority of Liens. Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower’s or such Subsidiary’s Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. With respect to each of Borrower’s Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Co-Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Co-Borrower and the Account Debtor;

(iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

(iv) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;

(v) To the best of Co-Borrowers’ knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

(vi) To the best of Co-Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

7.1.9 Equipment. The Equipment of Borrower and its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted. Neither Borrower nor any of its Subsidiaries will permit any Equipment to become affixed to any real Property leased to Borrower or any of its Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and Borrower will not permit any of the Equipment of Borrower or any of its Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority Liens (except for Permitted Liens) in favor of Agent.

7.1.10 Financial Statements; Fiscal Year. The Consolidated balance sheets of Borrower and its Subsidiaries (including the accounts of all Subsidiaries of Borrower and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of December 31, 2005, and the related statements of income, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of Borrower and such Persons, at such dates and the results of Borrower’s and such Persons’ operations, for such periods. As of the date hereof, since December 31, 2005, there has been no material adverse change in the financial position of Borrower and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Borrower and each of its Subsidiaries ends on December 31 of each year.

7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Agent or any Lender contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

7.1.12 Solvent Financial Condition. Borrower and each of its Subsidiaries, is and will be Solvent.

7.1.13 Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the date hereof, neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

7.1.14 Taxes. Borrower’s federal tax identification number is 41-1642846. USPoly’s federal tax identification number is 20-3575436. The federal tax identification number of each other Subsidiary of Borrower is shown on Exhibit 7.1.14 hereto. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

7.1.15 Brokers. Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

7.1.16 Patents, Trademarks, Copyrights and Licenses. Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, trade names, copyrights, licenses, and other similar rights are listed on Exhibit 7.1.16 hereto. No claim, which could reasonably be expected to have a Material Adverse Effect, has been asserted to Borrower or any of its Subsidiaries which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Borrower and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon Borrower’s or any of its Subsidiaries’ material Intellectual Property. Except as set forth on Exhibit 7.1.16 Borrower’s and each of its Subsidiaries’ (i) material trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by Borrower or any of its Subsidiaries to Agent, or any other Person designated by Agent, of all of Borrower’s or such Subsidiary’s, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by Borrower or such Subsidiary, or Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Document, including without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any of Borrower’s or any of its Subsidiaries’ ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

7.1.17 Governmental Consents. Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses,

authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

7.1.18 Compliance with Laws. Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

7.1.19 Restrictions. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower’s performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or with the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of Seven Hundred Fifty Thousand Dollars ($750,000).

7.1.22 Leases. Exhibit 7.1.22 hereto is a complete listing of all capitalized and operating personal property leases of Borrower and its Subsidiaries and all real property leases of Borrower and its Subsidiaries. Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of Borrower and its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

7.1.24 Trade Relations. There exists no actual or, to Co-Borrowers’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower and its Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, as of the date hereof, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any of its Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

7.1.26 Related Businesses. Co-Borrowers are engaged in the businesses of the manufacture and distribution of plastic pipe as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to Co-Borrowers, as required for the continued successful operation of Co-Borrowers taken as a whole. Co-Borrowers have requested the Lenders to make credit available hereunder primarily for the purposes set forth in subsection 1.1.3 and generally for the purposes of financing the operations of Co-Borrowers. Each Co-Borrower and each Subsidiary of each Co-Borrower expects to derive benefit (and the Board of Directors of each Co-Borrower and each Subsidiary of each Co-Borrower has determined that such Co-Borrower or Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Co-Borrower and each Subsidiary of each Co-Borrower is dependent on the continued successful performance of the functions of the group as a whole. Each Co-Borrower acknowledges that, but for the agreement of each of the other Co-Borrowers to execute and deliver this Agreement, Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower’s or any of Borrower’s Subsidiary’s business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes or such changes are expressly permitted by this Agreement or such changes do not have or evidence a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan request made or deemed made pursuant to subsection 3.1.1 hereof shall constitute Borrower’s reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower, any Subsidiary of Borrower, or any Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto, as any such representation, warranty or other statement may be modified or amended as provided in the previous sentence. To the extent Borrowers have not delivered new exhibits to be attached hereto, then the corresponding exhibit attached to the Original Loan Agreement shall be deemed attached to this Agreement and Borrowers shall be deemed to have represented and warranted to Agent and Lenders that the information contained in any such exhibit is true and correct in all material respects.

7.2 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

8.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, each Co-Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall:

8.1.1 Visits and Inspections; Lender Meeting. Permit (i) representatives of Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged pursuant to Section 2.10 (whether or not personnel of Agent), from time to time, as often as may be reasonably requested, but only during normal business hours and subject to the limitations contained in Section 2.10 of the Agreement, to visit and inspect the Properties of Borrower and each of its Subsidiaries, for the purpose of completing appraisals pursuant to Section 2.10. Agent, if no Default or Event of Default then exists, shall give Borrower reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrower will participate and will cause key management personnel of each Co-Borrower to participate in a meeting with Agent and Lenders periodically during each year, which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.

8.1.2 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, Borrower agrees to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto (other than changes which are expressly permitted by this Agreement), in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

8.1.3 Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower’s certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:

(i) not later than 90 days after the close of each fiscal year of Borrower, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(ii) not later than 30 days after the end of each month hereafter, including the last month of Borrower’s fiscal year, unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii) together with each delivery of financial statements pursuant to clause (i) of this subsection 8.1.3 and clause (ii) of this subsection 8.1.3 for the months of March, June, September and December, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents in all material respects the results of operation and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated;

(iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

(v) upon request of Agent, copies of any annual report to be filed with ERISA in connection with each Plan; and

(vi) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower’s or any of its Subsidiaries’ financial condition or results of operations.

The foregoing notwithstanding, Agent and Lenders agree that in respect to operating divisions, Borrower shall only be required to deliver income statements pursuant to clauses (i) and (ii) above.

Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, Borrower shall forward to Agent a copy of the accountants’ letter to Borrower’s management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the annual financial statements described in paragraph (i) and the interim financial statements described in paragraph (ii) for the months of March, June, September and December and of this subsection 8.1.3, or more frequently if reasonably requested by Agent, Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the Chief Financial Officer of Borrower (a “Compliance Certificate”).

8.1.4 Borrowing Base Certificates. On or before the 20th of each month from and after the date hereof, Borrower shall deliver to Agent, in form acceptable to Agent, a monthly Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Agent shall reasonably request. If Borrower deems it advisable, or Agent shall request, Borrower shall execute and deliver to Agent Borrowing Base Certificates more frequently than monthly.

8.1.5 Landlord, Processor and Storage Agreements. Provide Agent with copies of all agreements between Borrower or any of its Subsidiaries and any landlord, warehouseman, processor, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, Borrower shall provide Agent with landlord waivers, bailee letters or processor letters with respect to such premises. Such landlord waivers, bailee letters or processor letters shall be in a form supplied by Agent to Borrower with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions.

8.1.6 Intentionally Omitted.

8.1.7 Projections. No later than 30 days prior to the end of each fiscal year of Borrower, deliver to Agent Projections of Borrower and each of its Subsidiaries for the forthcoming fiscal year, month by month.

8.1.8 Subsidiaries. Cause each Subsidiary of Borrower (other than a Co-Borrower), whether now or hereafter in existence, promptly upon Agent’s request therefor, to execute and deliver to Agent a Guaranty Agreement and a security agreement pursuant to which such Subsidiary guaranties the payment of all Obligations and grants to Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 5.1. Additionally, Borrower shall execute and deliver to Agent a pledge agreement pursuant to which Borrower grants to Agent a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each such Subsidiary.

8.1.9 Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Co-Borrower at any time opens or maintains, such Co-Borrower shall, at Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of the applicable Co-Borrower. With respect to any automated clearing house (ACH) services offered by Agent or Bank to any Co-Borrower, Agent agrees to cause Bank to require Co-Borrowers to pre-fund any such ACH transfer if (x) an Event of Default has occurred and is continuing or (y) any two Lenders deliver to Agent a written request to require Co-Borrowers to do so.

Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, each Co-Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall not:

8.1.10 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; nor change its or any of its Subsidiaries’ state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any of its Subsidiaries’ legal name; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

(i) mergers or other consolidations of any Subsidiary of Borrower into Borrower or another wholly-owned Subsidiary of Borrower; and

(ii) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures;

(iii) Permitted Limited Acquisitions; and

(iv) Permitted Acquisitions.

8.1.11 Loans. Except as provided in Section 8.2.7 hereof, make, or permit any Subsidiary of Borrower to make, any loans or other advances of money (other than for salary, travel, advances, advances against commissions and other similar advances in the ordinary course of business) to any Person, except that if after giving effect to any such loans or advances there is no existing and continuing Default or Event of Default, Borrower may make loans and advances to its officers and executives for the purpose of financing the purchase by such officers and executives in the open market of shares of Borrower’s Common Stock; provided that the aggregate amount of such loans and advances under this clause does not exceed at any point in time Two Million Dollars ($2,000,000).

8.1.12 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness, except:

(i) Obligations owing to Agent and Lenders;

(ii) Indebtedness of any Subsidiary of Borrower to Borrower;

(iii) accounts payable to trade creditors and current operating expenses (other than for Funded Debt) which are not aged more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrower or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower or such Subsidiary and its independent accountants;

(iv) Obligations to pay Rentals permitted by Section 8.2.18;

(v) Permitted Purchase Money Indebtedness;

(vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(vii) Indebtedness under Capitalized Leases listed on Exhibit 7.1.22;

(viii) Indebtedness incurred in connection with performance bonds, workmen’s compensation bonds or the like;

(ix) Indebtedness under the leases of Borrower’s manufacturing plants at 2220 Nugget Way, Eugene, Oregon and at 101 East Avenue M, Conroe, Texas;

(x) Indebtedness under the leases of real Property at 2150 Port of Tacoma Road, Tacoma, Washington, 8875 Avenue 304, Visalia, California and 1820 Midvale Road, Sunnyside, Washington;

(xi) Indebtedness under the Sale and Leaseback Documents;

(xii) Permitted Indebtedness; and

(xiii) Indebtedness not included in paragraphs (i) through (xii) above which does not exceed at any time, in the aggregate, the sum of $1,000,000.

8.1.13 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or any holder of any Securities of Borrower, who is also an Affiliate of Borrower, including without limitation any management, consulting or similar fees, except (x) in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of Borrower, or (y) the payment of management, consulting or similar fees in an amount not to exceed $500,000 per year, if the agreement governing the payment of such fees provides that such management, consulting or similar fees are payable no less frequently than quarterly and that any payment of such management, consulting or similar fees would be continually deferred if after giving effect to any such payment, an Event of Default (including, without limitation, an Event of Default under Section 8.3 hereof) would exist and be continuing.

8.1.14 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

(i) Liens at any time granted in favor of Agent for its benefit and the ratable benefit of Lenders;

(ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in Section 7.1.14 hereto, but only if in Agent’s judgment such Lien does not adversely affect Agent’s or Lenders’ rights or the priority of Agent’s Lien in the Collateral;

(iii) Liens arising in the ordinary course of Co-Borrowers’ business by operation of law or regulation or to secure the performance of contracts (other than for Funded Debt), statutory obligations, surety, appeal bonds or the like, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Co-Borrowers or materially impair the use thereof in the operation of Co-Borrowers’ business;

(iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(v) Liens securing Indebtedness of one of Borrower’s Subsidiaries to Borrower or another such Subsidiary;

(vi) such other Liens as appear on Exhibit 8.2.5 hereto;

(vii) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interest, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased Property, with or without consent of the lessee) which do not in the aggregate impair the use of any Property material to the operation of the business of Borrower or its Subsidiaries or the value of such Property for the purpose of the business of Borrower or its Subsidiaries;

(viii) such other Liens as Required Lenders may hereafter approve in writing; and

(ix) extensions, renewals and replacements of the Liens referred to in paragraphs (i) through (viii) hereof

8.1.15 Subordinated Debt and Other Indebtedness. Make, or permit any Subsidiary of Borrower to make, any payment, redemption or repurchase of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with any applicable subordination agreement.

8.1.16 Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions other than Distributions payable by a Subsidiary of Borrower to Borrower and Permitted Distributions.

8.1.17 Intentionally Omitted.

8.1.18 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:

(i) sales of Inventory in the ordinary course of business;

(ii) transfers of Property to Borrower by a Subsidiary of Borrower;

(iii) dispositions of Property that is substantially worn, damaged, uneconomic or obsolete (subject to subsection 6.4.2 hereof);

(iv) dispositions of investments described in paragraphs (iv), (v), (vi) and (vii) of the definition of the term “Restricted Investments”; and

(v) other dispositions expressly authorized by this Agreement (including, without limitation, subsection 8.2.7).

8.1.19 Securities of Subsidiaries. Permit any of its Subsidiaries to issue any additional Securities except to Borrower and except for director’s qualifying Securities.

8.1.20 Bill-and-Hold Sales, Etc. Make, or permit any Subsidiary of Borrower to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis.

8.1.21 Restricted Investment. Except as otherwise provided by subsection 8.2.2 of the Agreement or make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

8.1.22 Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Subsidiary of Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof

8.1.23 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrower’s Subsidiaries.

8.1.24 Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

8.1.25 Fiscal Year End. Change, or permit any Subsidiary of Borrower to change, its fiscal year end.

8.1.26 Negative Pledges. Enter into any agreement limiting the ability of Borrower or any of its Subsidiaries to voluntarily create Liens upon any of its Property.

8.1.27 Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future of 12 consecutive months under the lease in question and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed One Million Five Hundred Thousand Dollars ($1,500,000). Lease payments made with respect to the Sale and Leaseback Transaction are capital lease payments not operating lease payments. The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

8.2 Specific Financial Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Co-Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrower on or before the Closing Date, Borrower will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrower or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrower is also in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

SECTION 9. CONDITIONS PRECEDENT

Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make the initial Loan, nor shall Agent be required to or issue or procure the initial Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied:

9.1 Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

9.2 No Default. No Default or Event of Default shall exist.

9.3 Other Conditions. Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

9.4 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

9.5 Material Adverse Effect. As of the Closing Date, since December 31, 2005, there has not been any material adverse change in its business, assets, financial condition, income or prospects.

9.6 Availability. Agent shall have determined immediately after the payment of all expenses incurred in connection herewith, Availability shall equal or exceed $30,000,000.

9.7 Closing Fees. Co-Borrowers shall have paid to Agent for the benefit of the applicable Lenders the fees provided for in Section 2.3.

9.8 Environmental Matters. Agent shall be satisfied as to the existing potential liability of Borrower and its Subsidiaries with respect to environmental matters including compliance with all laws and regulations relating to environmental protection.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

10.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

10.1.1 Payment of Obligations. Co-Borrowers shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower, any Subsidiary of Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof

10.1.3 Breach of Specific Covenants. Co-Borrowers shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.2, 5.3, 5.4, 6.1.1, 6.1.2, 6.2.4, 6.2.5, 8.1.1, 8.1.4, 8.1.9, 8.2 or 8.3 hereof on the date that Co-Borrower (or any one of them) are (is) required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Section 8.1.3 or 8.1.7 hereof within 5 days following the date on which Co-Borrower (or any one of them) are (is) required to perform, keep or observe such covenant.

10.1.4 Breach of Other Covenants. Borrower or any Subsidiary of Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Majority Lenders’ satisfaction within fifteen (15) days after the sooner to occur of Borrower’s receipt of notice of such breach from Agent or any Lender or the date on which such failure or neglect first becomes known to any officer of Borrower or any Subsidiary of any Borrower; provided, however, that if a cure cannot be effected within such fifteen (15) day period, Co-Borrowers shall have ten (10) additional days to effect such cure if during such ten-day period Co-Borrowers are diligent in pursuing such a cure.

10.1.5 Default Under Security Documents or Other Agreements. Any event of default shall occur under, or Borrower or any of its Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, or the Other Agreements and such default shall continue beyond any applicable grace period.

10.1.6 Other Defaults. There shall occur any default or event of default on the part of Borrower or any Subsidiary of Borrower under any agreement, document or instrument to which Borrower or such Subsidiary of Borrower is a party or by which Borrower, such Subsidiary of Borrower or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $750,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof

10.1.7 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $750,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

10.1.8 Insolvency and Related Proceedings. Borrower or any Subsidiary of Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower or any Subsidiary of Borrower under U.S. federal bankruptcy laws (if against Borrower or any Subsidiary of Borrower the continuation of such proceeding for more than 30 days), or Borrower or any Subsidiary of Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

10.1.9 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower or any Subsidiary of Borrower for a period which materially adversely affects Borrower’s or such Subsidiary’s capacity to continue its business on a profitable basis; or Borrower or any Subsidiary of Borrower shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by Borrower or any Subsidiary of Borrower which is necessary to the continued or lawful operation of its business; or Borrower or any Subsidiary of Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower or any Subsidiary of Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

10.1.10 Change of Control. A Change of Control shall have occurred and, with respect to a Board Change of Control only, Agent or Majority Lenders shall have declared in writing that such Board Change constitutes an Event of Default within [30] days after the occurrence of such Board Change of Control. Agent and Lenders agree not to charge Co-Borrowers any fee in order to waive or not declare an Event of Default as a result of a Board Change of Control.

10.1.11 ERISA. A Reportable Event shall occur which, in Agent’s reasonable determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any Subsidiary of Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower’s or such Subsidiary’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.

10.1.12 Challenge to Agreement. Borrower or any Subsidiary of Borrower, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

10.1.13 Criminal Forfeiture. Borrower or any Subsidiary of Borrower or any other Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower or any Subsidiary of Borrower.

10.1.14 Judgments. Any money judgments, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against Borrower or any Subsidiary of Borrower, or any of their respective Property (i) in the case of money judgments, in an amount of Two Hundred Fifty Thousand Dollars ($250,000) or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such

Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within 30 days.

10.1.15 Senior Management. Borrower’s chief executive officer or chief financial officer shall resign or otherwise cease to be employed by Borrower and such individual(s) is (are) not replaced within 60 days after the date on which such officer(s) is (are) no longer employed by Borrower with an individual(s) acceptable to Agent.

10.2 Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand, protest or further notice by Agent or any Lender, and Co-Borrowers shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.

10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may and, upon receiving an instruction from Majority Lenders in accordance with Section 11.1, shall exercise from time to time the following other rights and remedies:

10.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower and each of its Subsidiaries to assemble the Collateral, at Co-Borrowers’ expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower or any Subsidiary of Borrower, Borrower agrees not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).

10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Co-Borrowers agree that 10 days’ written notice to Borrower or any of its Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys’ fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral and second as provided in subsection 3.4.2 hereof. If any deficiency shall arise, Co-Borrowers shall remain jointly and severally liable to Agent and Lenders therefor.

10.3.4 Agent is hereby granted a license or other right to use, without charge, Borrower’s and each of its Subsidiary’s labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and Borrower’s and each of its Subsidiary’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit.

10.3.5 Agent may, at its option, or shall, if so required by Majority Lenders, require Co-Borrowers to deposit with Agent funds equal to the LC Amount; provided that upon the occurrence of an Event of Default specified in Section 10.1.8 hereof, Co-Borrowers shall automatically deposit with Agent funds equal to the LC Amount and, if Co-Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Bate Portion. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Co-Borrowers.

10.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by each Co-Borrower at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Co-Borrowers (any prior or contemporaneous notice to Co-Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Co-Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

10.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Co-Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and any or all Co-Borrower(s) or between Agent and any or all Co-Borrower(s) heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Co-Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Co-Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Co-Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Co-Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Co-Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrower, on its own behalf and on behalf of each other Co-Borrower.

SECTION 11. AGENT

11.1 Authorization and Action , Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Co-Borrowers. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability (for which Agent, in the reasonable exercise of its discretion, believes it is not adequately indemnified against) or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

11.2 Agent’s Reliance, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent’s customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Co-Borrowers, to inspect the property (including the books and records) of Co-Borrowers, to monitor the financial condition of Co-Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Co-Borrowers or Co-Borrowers’ independent certified public accounts stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

11.3 Bank of America and Affiliates. With respect to its commitment hereunder to make Loans, Bank of America shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity as a Lender. Bank of America and its Affiliates may lend money to, and generally engage in any kind of business with, any Co-Borrower, and any Person who may do business with or own Securities of any Co-Borrower all as if Bank of America were not Agent and without any duty to account therefor to any other Lender.

11.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Co-Borrowers, except for any reports or information that Agent is expressly required to give Lenders pursuant to the terms of this Agreement.

11.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Co-Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct or resulting from Product Obligations offered by Agent or its Affiliates to any Co-Borrower. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Co-Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including any Co-Borrower, any creditor of a Co-Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.

11.6 Rights and Remedies to be Exercised by Agent Only. Each Lender agrees that, except as set forth in Section 10.4 and except, at times when no Person is acting as Agent, for any action to sue for and collect a judgment upon its Note, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

11.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein (other than any act or omission that is contrary to the written instructions of Majority Lenders given pursuant to Section 11.1.), together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrower, on its own behalf and on behalf of each other Co-Borrower, certifies to Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Co-Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by a Co-Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, exercised in good faith, but consistent with the provisions of this Agreement, including given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

11.8 Agent’s Right to Purchase Commitments. Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase and assume for Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the unpaid balance of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

11.9 Right of Sale, Assignment, Participations. Each Co-Borrower hereby consents to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

11.9.1 Sales, Assignments. Each assigning Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent and, in the absence of a Default or Event of Default, Borrower, on its own behalf and on behalf of each other Co-Borrower, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement, (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any reasonable out-of-pocket attorneys’ fees and expenses incurred by Agent in connection with any such sale or assignment and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender. Notwithstanding any other provision of this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U.S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

11.9.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that

(i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Co-Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrower, on its own behalf and on behalf of each other Co-Borrower, which consents shall not unreasonably be withheld and (viii) all amounts payable by Co-Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation. Notwithstanding the sale by any Lender of any participation hereunder, no Participant shall be deemed to be or have the rights and obligations of a Lender hereunder except that (a) any participant shall have a right of setoff under Section 10.4 as if it were such Lender and the amount of its participation were owing directly to such participant by the Co-Borrowers and (b) each such Participant shall be entitled to the benefits of Sections 3.8, 3.9 and 12.2 with respect to its participation.

11.9.3 Certain Agreements of Co-Borrowers. Each Co-Borrower agrees that (i) it will use commercially reasonable best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times and upon reasonable notice to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14 hereof, such Lender may disclose credit information regarding Co-Borrowers to any potential Participant or assignee.

11.9.4 Non U.S. Resident Transferees. If, pursuant to this Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Co-Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Co-Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Co-Borrowers either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Co-Borrowers) to provide the transferor Lender, Agent and Co-Borrowers a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

11.10 Amendment. No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Co-Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Co-Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to any of the following: (1) except as expressly permitted by Section 2.13, increase or decrease the aggregate Loan Commitments or any Lender’s Revolving Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Bank of America in its capacity as Agent, which may be reduced by Bank of America unilaterally, (3) amend the definition of Applicable Margin or increase or decrease any interest rate payable hereunder (other than the waiver or rescission of interest charged at the Default Rate which waiver or rescission may be effected by Majority Lenders), (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Bank of America in its capacity as Agent, which may be postponed by Bank of America unilaterally, (5) increase any advance percentage (including, without limitation, the Inventory Advance Percentage) contained in the definition of the term Borrowing Base, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of Co-Borrowers hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term “Majority Lenders”, (10) amend subsection 3.4.2, subsection 8.1.11 or this Section 11.10, (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof, (12) amend the definition of Borrowing Base in any manner that materially increases the principal amount of Revolving Credit Loans that Co-Borrowers are able to obtain or (13) amend clause (iii) of subsection 8.2.3; or (ii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document.

11.11 Resignation of Agent; Appointment of Successor. Agent may resign as Agent by giving not less than thirty (30) days’ prior written notice to Lenders and Borrower, on its own behalf and on behalf of each other Co-Borrower. If Agent shall resign under this Agreement, then, (i) subject to the consent of Co-Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to Lenders and Co-Borrowers of its resignation, then Agent shall appoint a financial institution as successor agent who shall serve as Agent until such time as Majority Lenders appoint a successor agent, subject to Co-Borrowers’ consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term “Agent” shall mean such successor effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

11.12 Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel;

(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.14; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Co-Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Co-Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorney’s fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 12. MISCELLANEOUS

12.1 Power of Attorney. Each Co-Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Co-Borrower’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent’s agent, may, without notice to Co-Borrowers and in Co-Borrower’s or Agent’s name, but at the cost and expense of Co-Borrowers:

12.1.1 At such time or times as Agent or said agent, in its sole discretion, may determine, endorse any Co-Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent’s control.

12.1.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi), (viii) and (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Co-Borrowers’ rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Co-Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Co-Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any Co-Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of any Co-Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Co-Borrower’s stationery and sign the name of any Co-Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent’s determination, to fulfill Co-Borrowers’ obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

12.2 Indemnity. Co-Borrowers hereby agree to indemnify Agent and each Lender (and each of their Affiliates, attorneys, employees, officers, directors and agents) and hold Agent and each Lender (and each of their Affiliates, attorneys, employees, officers, directors and agents) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees and legal expenses) (a) as the result of Co-Borrowers’ failure to observe, perform or discharge Co-Borrowers’ duties hereunder; (b) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or (c) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Lender by way of foreclosure of the lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise, except those resulting from the gross negligence or intentional misconduct of Agent, any Lender, any Affiliate of Agent or any Lender or any of their attorneys, employees, officers, directors or agents. In addition, Co-Borrowers shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of Agent, any Lender or any Affiliate of Agent or any Lender, as applicable). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of Co-Borrowers’ or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Co-Borrowers under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

12.3 Sale of Interest. No Co-Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Co-Borrowers’ rights, title, interests, remedies, powers, and duties hereunder or thereunder.

12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5 Successors and Assigns, This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Co-Borrower, Agent and each Lender permitted under Section 11.9 hereof

12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days’ after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

If to Agent:	Bank of America, N.A. One South Wacker Drive Suite 3400 Chicago, Illinois 60606 Attention: Loan Administration Manager Facsimile No.: (312) 332-6537

With a copy to:	Vedder, Price, Kaufman & Kammholz, P.C. 222 North LaSalle Street Suite 2600 Chicago, Illinois 60601 Attention: John T. McEnroe Facsimile No.: (312) 609-5005

If to Co-Borrowers:	PW Eagle, Inc. 1550 Valley River Drive Eugene, Oregon 97440 Attention: Scott M. Long Facsimile No.: (541) 686-9248

With a copy to:	Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402-1425 Attention: K. Lisa Holter Facsimile No.: (612) 492-7077

If to any Lender:	at the address of such Lender indicated in its signature page hereto or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent or such Lender.

12.9 Consent. Whenever Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion and to condition its consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

12.10 Credit Inquiries. Each Co-Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning such Co-Borrower or any of its Subsidiaries, consistent with usual and customary practices in the industry.

12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.14 Confidentiality. Agent and each Lender shall hold all nonpublic information in accordance with Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14. Agent and each Lender shall advise Borrower in writing of any such disclosure. Neither Agent nor any Lender shall use any nonpublic information concerning Borrower in contravention of state or federal securities laws. Agent and each Lender acknowledges that it is aware, and that it will advise its directors, officers, employees and representatives, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning that issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances under which it is reasonably foreseeable that such person is likely to purchase or sell securities of such issuer.

12.15 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT’S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT’S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED,

AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY CO-BORROWER, AGENT OR ANY LENDER, EACH CO-BORROWER, AGENT AND EACH LENDER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY CO-BORROWER ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH CO-BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CO-BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH CO-BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CO-BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER (ON ITS OWN BEHALF AND ON BEHALF OF EACH OTHER CO-BORROWER) AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.16 WAIVERS BY CO-BORROWERS. EACH CO-BORROWER, AGENT AND EACH LENDER WAIVES THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL. EACH CO-BORROWER WAIVES (i) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH ANY CO-BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (ii) NOTICE PRIOR TO AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL

OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT’S REMEDIES; (iii) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (iv) NOTICE OF ACCEPTANCE HEREOF AND (v) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH CO-BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH CO-BORROWERS. EACH CO-BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.17 Advertisement. Co-Borrowers hereby authorize Agent to publish the name of Borrower and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.

12.18 No Novation. Notwithstanding anything to the contrary contained herein, this Agreement is not intended to and does not serve to effect a novation of the Obligations. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Original Loan Agreement which is evidenced by the notes provided for therein and secured by the Collateral. Each Co-Borrower acknowledges and confirms that the Liens granted pursuant to the Loan Documents secured the indebtedness, liabilities and obligations of Borrower to Agent and the applicable Lenders under the Original Loan Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other terms used therein to describe or refer to the indebtedness, liabilities and obligations of Co-Borrowers to Agent and Lenders) includes, without limitation, the indebtedness, liabilities and obligations of each Co-Borrower under the Notes to be delivered hereunder, and under the Original Loan Agreement, all as amended and restated hereby, as the same may be further amended, modified, supplemented or restated from time to time. The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Cross-references in the Loan Documents to particular section numbers in the Original Loan Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, to this Agreement.

12.19 Joint and Several Liability and Reimbursement. The undertaking by Co-Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. Subject to the last sentence of this Section 12.19, to the extent that any Co-Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Co-Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Co-Borrower shall be reimbursed by the other Co-Borrowers for the amount of such excess. This Section 12.19 is intended only to define the relative rights of Co-Borrowers, and nothing set forth in Section 12.19 is intended or shall impair the obligations of each Co-Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 12.19 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Co-Borrower in respect of the Obligations of the other Co-Borrowers (and any Lien granted by each Co-Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Co-Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Co-Borrower in respect of the Obligations of any other Co-Borrower (or any Liens granted by such Co-Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc. The obligations of the Co-Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations at a time after any obligation of the Lenders and the Agent to extend financial accommodations to the Co-Borrowers shall have expired or been terminated. Notwithstanding any payment or payments made by any Co-Borrower hereunder or any setoff or application of funds of any Co-Borrower by any Lender or the Agent, such Co-Borrower shall not be entitled to be subrogated to any of the rights of any Lender or the Agent against any other Co-Borrower or any other guarantor or any collateral security or guaranty or right of offset held by any Lender or the Agent for the payment of the Obligations, nor shall such Co-Borrower seek or be entitled to seek any contribution or reimbursement from any other Co-Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Lenders and the Agent by the Co-Borrowers on account of the Obligations are irrevocably paid in full and all commitments of the Lenders and the Agent to extend financial accommodations to the Co-Borrowers have been terminated.

12.20 Defaulting Lender.

(a) Remedies Against a Defaulting Lender. In addition to the rights and remedies that may be available to Agent or Co-Borrowers under this Agreement or applicable law, if at any time a Lender defaults on its obligations to make Loans herein (any such Lender a “Defaulting Lender”), such Defaulting Lender’s right to collect unused line fees or to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of Agent or to be taken into account in the calculation of the Majority Lenders, shall be suspended while such Lender remains a Defaulting Lender provided, however, that the Revolving Loan Commitments of such Lender may not be increased and the period of such Revolving Loan Commitments may not be extended without such Defaulting Lender’s prior written consent. If a Lender is a

Defaulting Lender because it has failed to make timely payment to Agent of any amount required to be paid to Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Agent or Co-Borrowers may have under the immediately preceding provisions or otherwise, Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Prime Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in MI and such default no longer exists and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the default of such Defaulting Lender being cured.

(b) Purchase from Defaulting Lender. Any Lender that is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitments. If more than one Lender exercises such right, each such Lender shall have the right to acquire such proportion of such Defaulting Lender’s Commitments on a pro rata basis. Upon any such purchase, the Defaulting Lender’s interest in its Loans and its rights hereunder (but not its liability in respect thereof of under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in subsection 11.9.1, including an Assignment and Acceptance Agreement in form acceptable to Agent. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Co-Borrowers to the Defaulting Lender. The purchaser shall pay to the Defaulting Lender in immediately available funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Lender hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Lender and the Defaulting Lender by Agent at a subsequent date upon receipt of payment of such amounts from the Co-Borrowers). Prior to payment of such purchase price to a Defaulting Lender, Agent shall apply against such purchase price any amounts retained by Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by Co-Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by Agent from or on behalf of the Co-Borrowers. There shall be no recourse against any Lender or Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

(Signature Page Follows)

Fifth Amended and Restated Loan and Security Agreement Signature Page

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

PW EAGLE, INC., a Minnesota corporation, as a Borrower

By:	/s/ Scott Long
Name:	Scott Long
Title:	CFO

USPOLY COMPANY, LLC, a Minnesota limited liability company, as a Borrower

By:	/s/ Scott Long
Name:	Scott Long
Title:	CFO

Fifth Amended and Restated Loan and Security Agreement Signature Page

BANK OF AMERICA, N.A., as Agent and as a Lender

By:	/s/ Brian Conole
Name:	Brian Conole
Title:	Senior Vice-President

Revolving Loan Commitment: $50,000,000

Fifth Amended and Restated Loan and Security Agreement Signature Page

WELLS FARGO BUSINESS CREDIT, INC., as a Lender

By:	/s/ Ronald E. Gockowski
Name:	Ronald E. Gockowski
Title:	Vice-President

Revolving Loan Commitment: $25,000,000

Address:

Wells Fargo Center
N9312-040 MAC
Sixth and Marquette Avenue Minneapolis, Minnesota 55479
Attention: Ronald E. Gockowski
Telephone No.: 612-673-8577
Facsimile No.: 612-673-8589

Fifth Amended and Restated Loan and Security Agreement Signature Page

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:	/s/ Jack A. Myers
Name:	Jack A. Myers
Title:	Vice President

Revolving Loan Commitment: $25,000,000

Address:

Ten South LaSalle Street, 22nd Floor
Chicago, IL 60603
Attention: Jack A. Myers
Telephone No.: 312.424.9700
Facsimile No.: 312.424.9740

APPENDIX A

GENERAL DEFINITIONS

When used in the Fifth Amended and Restated Loan and Security Agreement dated as of April 27, 2006, by and among Bank of America, N.A., individually and as Agent, the other financial institutions which are or become parties thereto (“Lenders”) and PW Eagle, Inc. and USPoly Company, LLC (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms affecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Co-Borrower or in which a Co-Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Account Debtor – any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

Affiliate – a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

Agent – Bank of America, N.A., in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 11.11 of the Agreement.

Agent Loans – as defined in subsection 1.1.5 of the Agreement.

Aggregate Percentage – with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Loan Commitment divided by (ii) the aggregate of all Loan Commitments.

Agreement – the Fifth Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

ALTA Survey – a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys”. The ALTA Survey shall be in sufficient form to satisfy the requirements of [Name of] Title Insurance Company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate. The ALTA Survey shall contain the following certification: “To PW Eagle, Inc., Bank of America, N.A., as Agent, and              Title Insurance Company. This is to certify that this map of plat and the survey on which it is based were made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and ACSM in 1997. (signed (SEAL) License No.             ”.

Applicable Margin – from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to the Base Rate Portion, the LIBOR Portion, the L/C Fee and the Unused Line Fee:

Base Rate Portion	-.50%
LIBOR Portion	1.00%
L/C Fee	1.00%
Unused Line Fee	.50%

The percentages set forth above will be adjusted on the first day of the month following delivery by Borrower to Agent of the financial statements required to be delivered pursuant to subsection 8.1.3 of the Agreement for each December 31, March 31, June 30 and September 30 during the Term, commencing with the month ending March 31, 2007 (each such date an “Adjustment Date”), effective prospectively, by reference to the applicable “Financial Measurement” (as defined below) for the four quarters most recently ending in accordance with the following:

Financial Measurement	Base Rate Portion	LIBOR Portion	L/C Fee	Unused Line Fee
≤ 1.25 to 1	0.00%	1.75%	1.75%	0.375%
> 1.25 to 1, but ≤ 1.75 to 1	0.00%	1.50%	1.50%	0.25%
>1.75 to 1, but ≤ 2.75 to 1	0.25%	1.25%	1.25%	0.25%
>2.25 to 1	-0.50%	1.00%	1.00%	0.25%

provided that, if Borrower fails to deliver the financial statements required to be delivered pursuant to subsection 8.1.3 of the Agreement on or before the due date thereof, and such failure has not been cured to Agent’s reasonable satisfaction, the Applicable Margin shall automatically adjust to the highest interest rate or fee set forth above, effective prospectively from such due date until the next Adjustment Date. For purposes hereof, “Financial Measurement” shall mean the Fixed Charge Coverage Ratio. The foregoing notwithstanding, with respect to the Applicable Margin for Unused Line Fees, from April 1, 2006 until the date when Co-Borrowers have paid Agent for periods after the Closing Date Unused Line Fees in an amount equal to $125,000 over the amount that Co-Borrowers would have paid Agent for Unused Line Fees for such period if the Applicable Margin for Unused Line Fees had been 0.25%, the Applicable Margin for Unused Line Fees shall remain at 0.50%. On and after such date, the Applicable Margin for Unused Line Fees shall be 0.25% (or such higher number as applicable as of the most recent Adjustment Date per the above grid).

Assignment and Acceptance Agreement – an assignment and acceptance agreement in form and content reasonably acceptable to Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Loan Commitment, as permitted pursuant to the terms of this Agreement.

Availability – the amount of additional money which Co-Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of Co-Borrowers pursuant to any of the Loan Documents and which have not been reimbursed by Co-Borrowers), the LC Amount and any reserves, without duplication, is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is $0.

Bank – Bank of America, N.A. and/or Fleet National Bank.

Base Rate – the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

Base Rate Portion or Base Rate Revolving Portion – that portion of the Revolving Loans that is not subject to a LIBOR Option.

Board Change of Control- as defined in the definition of Change of Control.

Borrowing Base – as at any date of determination thereof, an amount equal to the lesser of:

(i) The Revolving Credit Maximum Amount; or

(ii) an amount equal to the sum (such sum the “Collateral Borrowing Base”) of:

(a) the sum of (x) eighty-five percent (85%) of the net amount of Eligible Accounts (other than Eligible Accounts with Dating Terms) outstanding at such date, plus (y) the lesser of eighty-five percent (85%) of the net amount of Eligible Accounts with Dating Terms outstanding at such date and Ten Million Dollars ($10,000,000);

PLUS

(b) the lesser of (1) Fifty Million Dollars ($50,000,000); or (2) the sum of (x) the Inventory Advance Percentage of the value of Eligible Inventory at such date calculated on the basis of the lower of cost or market with the cost of raw materials and finished goods calculated on a first-in, first-out basis;

PLUS

(c) an amount (the “FACC”) equal to the Fixed Asset Maximum Amount.

For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed, granted, outstanding or payable in connection with such Accounts at such time. Agent and Lenders agree that Accounts derived from sales on items of “FOB Seller’s (Borrower’s) plant” (or the equivalent) may be included within Eligible Accounts from the date of any such sale.

Borrowing Base Certificate – a certificate by a responsible officer of Borrower, on its own behalf and on behalf of each other Borrower, substantially in the form of Exhibit 8.1.4 (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its credit judgment, any such calculation after giving notice thereof to Borrower, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Agent determines that such calculation is not in accordance with this Agreement.

Business Day – any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin or the State of Illinois or is a day on which banking institutions located in either of such states are closed.

Capital Expenditures – expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation – any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Change of Control – means the occurrence of any of the following events: (i) all or substantially all of Borrower’s assets, on a consolidated basis, are sold as an entirety to any Person or related group of Persons or there shall be consummated any consolidation or merger of Borrower (A) in which Borrower is not the continuing or surviving company (other than a consolidation or merger with a wholly owned Subsidiary in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in any case, other than a sale of assets or consolidation or merger of Borrower in which the holders of the Common Stock immediately prior to the sale of assets or consolidation or merger have, directly or indirectly, at least a majority of the Common Stock of the transferee or continuing or surviving company immediately after such sale of assets or consolidation or merger, (ii) any “person”(as such term is used in Sections 13(d) and 14(d) of the

Exchange Act) other than any such person existing as of the Closing Date, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act provided that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the outstanding voting securities of Borrower, or (iii) other than in connection with the election of new directors at Borrower’s 2006 Annual Stockholders Meeting, which new directors have been disclosed to Agent and Lenders, during any period of six consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of the Board of Directors of Borrower then in office. A Change of Control resulting from the circumstances described in clause (iii) above is referred to as a “Board Change of Control.”

Closing Date – the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied or waived.

Collateral – all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

Collateral Borrowing Base – as defined in the definition of Borrowing Base.

Commitment and Acceptance Agreement – a commitment and acceptance agreement in form and content reasonably acceptable to Agent pursuant to which a Person undertakes to become a Lender under this Agreement with the Revolving Loan Commitment provided for therein as permitted pursuant to the terms of this Agreement.

Common Stock – means (i) the Common Stock, $.O1 par value of Borrower, (ii) the Class B Common Stock and (iii) the other class of capital stock of Borrower hereafter authorized that is not limited to a fixed sum or percentage of par or stated or liquidation value with respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of Borrower.

Compliance Certificate – as defined in subsection 8.1.3 of the Agreement.

Computer Hardware and Software – all of any Co-Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Consolidated – the consolidation in accordance with GAAP of the accounts or other items as to which such term applies or as the context may require.

Contract Right – any right of any Co-Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

Default – an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate – as defined in subsection 2.1.2 of the Agreement.

Defaulting Lender – as defined in Section 12.21.

Derivative Obligations – every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

Distribution – in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

Dominion Account – a special bank account or accounts of Agent established by a Co-Borrower pursuant to subsection 6.2.4 of the Agreement at banks selected by Co-Borrowers, but acceptable to Agent in its discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

EBITDA – as defined in Exhibit 8.3 of the Agreement.

Eligible Account – an Account arising in the ordinary course of the business of a Co-Borrower, on its own behalf and on behalf of each other Co-Borrower, from the sale of goods or rendition of services which Agent, in its reasonable judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i) it arises out of a sale made by a Co-Borrower to a Subsidiary or an Affiliate of a Co-Borrower or to a Person controlled by an Affiliate of a Co-Borrower; or

(ii) in respect to Accounts without dating terms, it is unpaid for more than 60 days after the original due date shown on the invoice; or

(iii) in respect to Accounts without dating terms, it is due or unpaid more than 90 days after the original invoice date; or

(iv) in respect to Accounts with dating terms, it is due or unpaid for more than 210 days after the original invoice date; provided, however, that invoices qualifying for dating hereunder cannot be issued prior to December 15 or after March 15 of the subsequent year, and any invoice issued with dating terms must be paid on or before the next May 31;

(v) 25% or more of the Accounts from the relevant Account Debtor are not deemed Eligible Accounts hereunder; or

(vi) the total unpaid Accounts of the relevant Account Debtor exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess; or

(vii) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

(viii) the relevant Account Debtor is also a Co-Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Co-Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

(ix) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(x) it arises from a sale to an Account Debtor outside the United States, Ontario, Canada or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario, unless the sale is on letter of credit, guaranty or acceptance terms in each case acceptable to Agent in its sole discretion; or

(xi) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

(xii) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Agent, for its benefit and the ratable benefit of Lenders, in a manner satisfactory to Agent so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

(xiii) the Account is subject to a Lien other than a Permitted Lien; or

(xiv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by a Co-Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(xv) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xvi) a Co-Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xvii) the Account is not at all times subject to Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien; or

(xviii) a Co-Borrower has made an agreement with the Account Debtor to extend the time of payment thereof.

Eligible Accounts with Dating Terms – any Eligible Account that does not satisfy the criteria of clauses (ii) or (iii) of the definition of Eligible Accounts but does satisfy the criteria of clause (iv) of the definition of Eligible Accounts.

Eligible Inventory – such Inventory of a Co-Borrower (other than packaging materials, supplies, consigned Inventory, ropes and reels) which Agent in its reasonable credit judgment deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(i) it is not raw materials or finished goods that is, in Agent’s opinion, readily marketable in its current form; or

(ii) it is not in good, new and saleable condition; or

(iii) it is slow-moving, obsolete or unmerchantable; or

(iv) it does not meet all standards imposed by any governmental agency or authority; or

(v) it does not conform in all respects to the warranties and representations set forth in the Agreement; or

(vi) it is not at all times subject to Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien; or

(vii) it is not situated at a location that is either owned by a Co-Borrower or is subject to a landlord or bailee waiver reasonably acceptable to Agent and is otherwise in compliance with the Agreement or is in transit; or

(viii) it is not situated at a location in the United States of America.

Environmental Laws – all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

ERISA – the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

ETI – Extrusion Technologies, Inc., a former Subsidiary of Borrower that has been either (x) merged into Borrower or (y) dissolved and whose assets were distributed to Borrower.

Event of Default – as defined in Section 10.1 of the Agreement.

FACC – shall have the meaning contained in the definition of Borrowing Base.

Fixed Asset Maximum Amount – as of any date Eighteen Million Dollars ($18,000,000) reduced by Eight Hundred Forty-Six Thousand One Hundred Fifty-Four Dollars ($846,154.00) on each March 31, June 30, September 30 and December 31 commencing March 31, 2006; provided that the Fixed Asset Maximum Amount shall be further reduced from time to time as provided in Section 3.3.1.

Fixed Charge Coverage Ratio – as defined in Exhibit 8.3 of the Agreement.

Funded Debt – (i) Indebtedness arising from the lending of money by any Person to Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising form the lending by any Person of money to Borrower or any of its Subsidiaries (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Indebtedness of Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Funded Debt under clauses (i) through (iv) hereof if owed directly by Borrower or any of its Subsidiaries.

GAAP – generally accepted accounting principles in the United States of America in effect from time to time.

Indebtedness – as applied to a Person means, without duplication:

(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

(ii) all obligations of other Persons which such Person has guaranteed;

(iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

(iv) Derivative Obligations; and

(v) in the case of Co-Borrowers (without duplication), the Obligations.

Intellectual Property – means: all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Interest Period – as applicable to any LIBOR Portion, a period commencing on the date such LIBOR Portion is advanced, continued or converted, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent’s custom in the market to which such LIBOR Portion relates; (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which Interest Period Borrower selects) in the Term, unless Co-Borrowers, Agent and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date; provided that Co-Borrowers shall not be required to pay double interest even though the preceding Interest Period ends and all new Interest Period begins on the same day.

Inventory Advance Percentage – shall mean sixty percent (60%) between and including each December 1 and April 30 within the Term and fifty-five percent (55%) between and including each May 1 and November 30 within the Term.

LC Amount – at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding plus the aggregate amount of all unreimbursed drawings under a Letter of Credit or LC Guaranty.

LC Guaranty – any guaranty pursuant to which Agent or any affiliate of Agent shall guaranty the payment or performance by Co-Borrowers of their or any one of their reimbursement obligation under any Letter of Credit.

LC Obligations – Any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.

Lessor – as defined in the definition of Sale and Leaseback Documents.

Letter of Credit – any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of Co-Borrowers or any one of them.

LIBOR – as applicable to any LIBOR Portion, for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/8 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the first day of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by Agent. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period. In the event that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to an Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Portion or LIBOR Revolving Portion – that portion of the Revolving Loans specified in a LIBOR Request (including any portion of Revolving Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 of the Agreement and the Interest Period of which has not terminated.

LIBOR Interest Payment Date – the first day of each calendar month during and immediately following the applicable Interest Period.

LIBOR Option – the option granted pursuant to Section 3.1 of the Agreement to have the intent on all or any portion of the principal amount of the Revolving Credit Loans based on LIBOR.

LIBOR Request – a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower to Agent requesting that interest on a Revolving Credit Loan be based on the LIBOR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a LIBOR Portion, and (iv) the dollar amount of the LIBOR Portion, which shall be in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

Lien – any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, a Co-Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan Account – the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

Loan Commitment – with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment.

Loan Documents – the Agreement, the Other Agreements and the Security Documents.

Loans – all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.

London Banking Day – any date on which commercial banks are open for business in London, England.

Majority Lenders – as of any date, Lenders holding 66-2/3% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 66-2/3% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Co-Borrowers or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; (ii) if there are 2 or fewer Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, then all Lenders shall be required to constitute Majority Lenders; and (iii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

Material Adverse Effect – (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Co-Borrowers, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of Borrower or any of its Subsidiaries to perform its obligations hereunder or under any Loan Document.

Medallion Note – the Loan Agreement dated January 15, 2004 between USPoly and Medallion Capital, Inc. as amended from time to time.

Mid-States – Mid-States Plastics, Inc., a former Subsidiary of Borrower that has been either (x) merged into Borrower or (y) dissolved and whose assets were distributed to Borrower or sold in exchange for consideration paid to Borrower.

Money Borrowed – means, (i) Indebtedness arising from the lending of money by any Person to Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.

Mortgages – the mortgages, deeds of trust, security deeds and/or leasehold mortgages executed prior to the Closing Date by a Co-Borrower (or a predecessor-in-interest to Borrower by merger) granting in favor of Agent as security for the Obligations, a Lien upon the real Property owned by a Co-Borrower and located in or at (i) Cameron Park, California; (ii) Buckhannon, West Virginia; (iii) Columbia, Missouri; and (iv) Perris, California.

Multiemployer Plan – has the meaning set forth in Section 4001(a)(3) of ERISA. New Mortgages – as defined in Section 5.4 of the Agreement.

Net Appraised Fair Market Value – with respect to any of any Co-Borrower’s real Property subject to a Mortgage, the amount estimated to be realized, net of reasonable sale expenses (as estimated by Agent), in a sale of such real Property by a willing buyer to a willing seller, such amount to be determined by an appraisal of such real Property conducted by Hilco Appraisal Services or another qualified company selected by Agent in its reasonable discretion as provided in Section 2.10 of the Agreement.

Net Appraised Orderly Liquidation Value – with respect to any item of Collateral in which Agent for its benefit and the benefit of Lenders has a first perfected security interest (subject to Permitted Liens), the amount estimated to be recoverable in the orderly liquidation of such item of Collateral over a three month period with respect to Inventory or a six month period with respect to Equipment or any other item of such Collateral, net of liquidation expenses (as estimated by Agent), such amount to be determined by an appraisal of such item of Collateral conducted by Hilco Appraisal Services or another qualified company selected by Agent in its reasonable discretion as provided in Section 2.10 of the Agreement.

Notes – the Revolving Notes.

Obligations – all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Co-Borrowers to Agent, for its own benefit, from Co-Borrowers or any one of them to Agent for the benefit of any Lender, from Co-Borrowers or any one of them to any Lender or from Co-Borrowers or any one of them to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under the Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired and any Product Obligations owing to Agent, any Lender, Bank or any Affiliate of Bank or Agent.

Organizational I.D. Number – with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

Other Agreements – any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Co-Borrowers, any Subsidiary of Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

Overadvance – as defined in subsection 1.1.2 of the Agreement.

Patent Assignment – (x) the Amended and Restated Patent Security Agreement executed by Borrower on or about September 30, 1999 in favor of Agent and by which Borrower assigned to Agent and granted to Agent a security interest in, as security for all of the Obligations, all of Borrower’s rights, title and interest in and to all of its patents, as the same may be amended from time to time, (y) the Patent Security Agreements executed by ETI and Mid-States on or about March 14, 2003 in favor of Agent and by which Mid-States and ETI assigned to Agent and granted to Agent a security interest in, as security for all of the Obligations, all of Mid-States’ and ETI’s rights, title and interest in and to all of its patents, as the same may be amended from time to time and (z) the Patent Security Agreements executed by USPoly on or about the Closing Date in favor of Agent and by which USPoly has assigned to Agent and granted to Agent a security interest in, as security for all of the Obligations, all of USPoly’s rights, title and interest in and to all of its patents, as the same may be amended from time to time.

Permitted Acquisitions – any acquisition(s) by a Co-Borrower of all or substantially all of the assets or outstanding capital stock or other ownership interests of a Person, or an operating division of a Person or a merger of a Person with a Co-Borrower, which in either case, constitutes a business unit so long as each of the following conditions precedent (collectively, the “Acquisition Conditions”) have been fulfilled to the satisfaction of Agent: (i) no Default or

Event of Default shall have occurred and be continuing at the time of such acquisition or would occur as a result thereof; (ii) the business unit being acquired (the “Target”) is primarily located in the United States of America and is in the same or related line of business as a Co-Borrower; (iii) if the acquisition in question is not an asset acquisition, Borrowers shall require Target to comply with the provisions of Section 8.1.8 or to become an additional Co-Borrower hereunder, or if the acquisition in question is an asset acquisition, the applicable Co-Borrower shall have executed such financing statements and other collateral documents as reasonably requested by Agent to grant to Agent a perfected security interest subject only to Permitted Liens in substantially all of the acquired assets; (iv) Availability on an average pro forma basis after giving effect to the acquisition in question for the 60 days immediately prior to the closing date of such acquisition and immediately after the closing of such acquisition equals or exceeds $30,000,000; (v) Suppressed Availability on an average pro forma basis after giving effect to the acquisition in question for the 60 days immediately prior to the closing date of such acquisition and immediately after the closing of such acquisition equals or exceeds $40,000,000; (vi) the Fixed Charge Coverage Ratio shall be greater than or equal to 1.25 to 1 (x) for the twelve-month period immediately preceding the making of such acquisition and (y) on a pro forma basis for the twelve-month period following the making of such acquisition, after giving effect to the making of such acquisition, such pro forma calculation to be demonstrated to Agent and to be reasonably acceptable to Agent in its reasonable credit judgment based on projections prepared using reasonable assumptions by Borrower; (vii) all conditions precedent to the consummation of the transactions relating to such acquisition shall have been satisfied in all material respects; and (viii) Agent shall have received a copy of the purchase agreement (or substantially final draft) with respect to such acquisition in question, certified as true and correct by Borrower and such other agreements, documents, and instruments as Agent may request in its reasonable credit judgment. No Account or piece of Inventory, Equipment or real Property acquired in a Permitted Acquisition or a Permitted Limited Acquisition shall be included within Eligible Accounts, Eligible Inventory or within the appraised value of Co-Borrowers’ Equipment or real Property until Agent has conducted an audit and/or appraisal of such Accounts, Inventory, Equipment or real Property and the results of such audit and/or appraisal are satisfactory to Agent in its reasonable discretion.

Permitted Distributions – any Distribution so long as each of the following conditions precedent (collectively, the “Permitted Distribution Conditions”) has been fulfilled to the satisfaction of Agent: (i) no Default or Event of Default shall have occurred and be continuing at the time of such Distribution or would occur as a result thereof; (ii) Availability on an average pro forma basis after giving effect to the Distribution in question for the 60 days immediately prior to the making of such Distribution and immediately after the making of such Distribution equals or exceeds $30,000,000; (iii) Suppressed Availability on an average pro forma basis after giving effect to the Distribution in question for the 60 days immediately prior to the making of such Distribution and immediately after the making of such Distribution equals or exceeds $40,000,000; (iv) the Fixed Charge Coverage Ratio shall be greater than or equal to 1.25 to 1 (x) for the twelve-month period immediately preceding the making of such Distribution and (y) on a pro forma basis for the twelve-month period following the making of such Distribution, after giving effect to the making of such Distribution, such pro forma calculation to be demonstrated to Agent and to be reasonably acceptable to Agent in its reasonable credit judgment based on projections prepared using reasonable assumptions by Borrowers; and (v) the aggregate amount of any such Distributions do not exceed $30,000,000 within any twelve month period.

Permitted Indebtedness – any Indebtedness incurred by a Borrower so long as each of the following conditions precedent (collectively, the “Permitted Indebtedness Conditions”) has been fulfilled to the satisfaction of Agent: (i) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or would occur as a result thereof; (ii) Availability on an average pro forma basis after giving effect to the incurrence of such Indebtedness in question for the 60 days immediately prior to the incurrence of such Indebtedness and immediately after the incurrence of such Indebtedness equals or exceeds $20,000,000; (iii) the Fixed Charge Coverage Ratio shall be greater than or equal to 1.25 to 1 (x) for the twelve-month period immediately preceding the incurrence of such Indebtedness and (y) on a pro forma basis for the twelve-month period following the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness, such pro forma calculation to be demonstrated to Agent and to be reasonably acceptable to Agent in its reasonable credit judgment based on projections prepared using reasonable assumptions by Borrowers; (iv) Agent and the holders of any such Permitted Indebtedness shall have entered into such intercreditor agreements as may be reasonably requested by Agent or Majority Lenders; and (v) the aggregate principal amount of such Permitted Indebtedness does not exceed at any time $10,000,000.

Permitted Liens – any Lien of a kind specified in subsection 8.2.5 of the Agreement.

Permitted Limited Acquisitions – any acquisition by a Borrower of all or substantially all of the assets or capital stock or other ownership interests of a Person, or an operating division of a Person or a merger of a Person with a Borrower, which, in either case, consists of a business unit which satisfies items (i), (iii), (iv), (v), (vi), (vii) and (viii) of the definition of Permitted Acquisitions (but not condition (ii)) and so long as the aggregate purchase price (including, without limitation, assumed Indebtedness) paid (x) in connection with any one such acquisition does not exceed $5,000,000 and (y) in connection with all such acquisitions consummated within the Term does not exceed $10,000,000.

Permitted Purchase Money Indebtedness – Purchase Money Indebtedness of Co-Borrowers incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries at the time outstanding, does not exceed $1,250,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

Person – an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

Plan – an employee benefit plan now or hereafter maintained for employees of Borrower or any of its Subsidiaries that is covered by Title IV of ERISA.

Pledge Agreement – the Pledge Agreement executed by Borrower on or about the Closing Date in favor of Agent for its benefit and the ratable benefit of Lenders with respect to the outstanding equity Securities of USPoly, as such Pledge Agreement has or will be amended from time to time.

Poly Senior Debt – the Amended and Restated Credit and Security Agreement by and between USPoly, Uponor North America, Inc., Uponor Aldyl Company, Inc., Uponor Aldyl Holding Company, LLC and Wells Fargo Business Credit, Inc., as of September 27, 2004 as amended from time to time.

Product Obligations – every obligation of any Co-Borrower under and in respect of any one or more of the following types of services or facilities extended to a Co-Borrower by Bank, Agent, any Lender or any Affiliate of Bank or Agent: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of a Co-Borrower pursuant to agreement or overdraft, (iii) cash management, including controlled disbursement services and (iv) Derivative Obligations.

Projections – Borrower’s forecasted Consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with the historical financial statements of Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

Property – any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Public Filings – all filings required to be made by Borrower with the Securities and Exchange Commission from and after the Closing Date under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Purchase Money Indebtedness – means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien – a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

Rentals – as defined in subsection 8.2.18 of the Agreement.

Reportable Event – any of the events set forth in Section 4043(c) of ERISA.

Reserve Percentage – the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

Restricted Investment – any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

(i) investments by Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of Borrower;

(ii) Property to be used in the ordinary course of business;

(iii) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower or any of its Subsidiaries;

(iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

(v) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

(vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

(vii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

(viii) investments existing on the date hereof and listed on Exhibit 8.2.12 hereto; and

(ix) investments otherwise expressly permitted pursuant to the Agreement.

Revolving Credit Loan – a Loan made by any Lender pursuant to Section 1.1 of the Agreement.

Revolving Credit Maximum Amount – the lesser of One Hundred Million Dollars ($100,000,000) or the aggregate amount of Revolving Loan Commitments of all Lenders, as such amount may be increased pursuant to Section 2.13.

Revolving Loan Commitment – with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender’s name on the signature page hereof or any Assignment and Acceptance Agreement executed by such Lender.

Revolving Loan Percentage – with respect to each Lender, the percentage equal to the quotient of such Lender’s Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

Revolving Notes – the Revolving Notes to be executed by Co-Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.

Sale and Leaseback Documents – the Sale and Leaseback Agreement together with all exhibits, schedules and related documents.

Sale and Leaseback Transaction – the sale and leaseback by Borrower of its real Property located in Perris, California, Eugene, Oregon, West Jordan, Utah and Tacoma, Washington pursuant to that certain Lease Agreement (“Sale and Leaseback Agreement”) dated as of February 28, 2002, by and between Borrower and PWE (Multi) 14-85, Inc. (“Lessor”).

Schedule of Accounts – as defined in subsection 6.2.1.

Security – all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

Security Documents – the Mortgages, any New Mortgage, the Patent Assignment, the Pledge Agreement, the Trademark Assignment and all other instruments and agreement now or at any time hereafter securing the whole or any part of the Obligations.

Solvent – as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Spell Group shall mean collectively William H. Spell, (ii) Harry W. Spell, Richard W. Perkins, Bruce A. Richard, and any of their spouses or any family trust which is controlled by any of the foregoing.

Subordinated Debt – Indebtedness of Borrower or any Subsidiary of Borrower that is subordinated to the Obligations in a manner satisfactory to Agent and contains terms, including without limitation, payment terms, satisfactory to Agent.

Subsidiary – any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

Suppressed Availability – an amount equal to the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of Co-Borrowers pursuant to any of the Loan Documents and which have not been reimbursed by Co-Borrowers), the LC Amount and any reserves, without duplication, is subtracted from the Collateral Borrowing Base. If the amount outstanding is equal to or greater than the Collateral Borrowing Base, Suppressed Availability is $0.

Swingline Loans – as defined in subsection 1.1.4 of the Agreement.

Term – as defined in Section 4.1 of the Agreement.

Total Credit Facility – the lesser of One Hundred Million Dollars ($100,000,000) or the aggregate amount of Revolving Loan Commitments of all Lenders, as such amount may be increased pursuant to Section 2.13.

Trademark Assignment – (x) the Amended and Restated Trademark Security Agreement executed by Borrower on or about September 20, 1999 in favor of Agent and by which Borrower assigned to Agent, and granted to Agent a security interest in, as security for the Obligations all of Borrower’s rights, title and interest in and to all of its trademarks, as the same may be amended from time to time, (y) the Trademark Security Agreements executed by ETI and Mid-States on or about March 14, 2003 in favor of Agent and by which Mid-States and ETI assigned to Agent, and granted to Agent a security interest in, as security for the Obligations all of Mid-States’ and ETI’s rights, title and interest in and to all of its trademarks, as the same may be amended from time to time and (z) the Trademark Security Agreements executed by USPoly on or about the Closing Date in favor of Agent and by which USPoly has assigned to Agent, and granted to Agent a security interest in, as security for the Obligations all of USPoly’s rights, title and interest in and to all of its trademarks, as the same may be amended from time to time.

Type of Organization – with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

UCC – the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as it may be amended or otherwise modified.

Unused Line Fee – as defined in Section 2.5 of the Agreement.

Voting Stock – Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction. The terms “herein”, “hereof’ and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.1	Form of Revolving Note
Exhibit 6.1.1	Business Locations
Exhibit 7.1.1	Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business
Exhibit 7.1.4	Capital Structure of Borrower and each Subsidiary
Exhibit 7.1.5	Names; Organization
Exhibit 7.1.13	Surety Obligations
Exhibit 7.1.14	Tax Identification Numbers of Subsidiaries
Exhibit 7.1.15	Brokers’ Fees
Exhibit 7.1.16	Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19	Contracts Restricting Right to Incur Debts
Exhibit 7.1.20	Litigation
Exhibit 7.1.22	Capitalized and Operating Leases
Exhibit 7.1.23	Pension Plans
Exhibit 7.1.25	Labor Relations
Exhibit 8.1.3	Form of Compliance Certificate
Exhibit 8.1.4	Form of Borrowing Base Certificate
Exhibit 8.2.3	Existing Indebtedness
Exhibit 8.2.5	Permitted Liens
Exhibit 8.2.12	Permitted Investments
Exhibit 8.3	Financial Covenants

List of Exhibits and Schedules